Exhibit 10.6

PERSONAL AND CONFIDENTIAL

May 20th, 2009

Chris Dorr

Dear Chris,

We are pleased to extend to you this contingent confidential offer of a new position with Motricity (the “Company”) at our office located at 601 108th Avenue NE, Suite 900, Bellevue, WA 98004.

This letter explains the details of the employment opportunity offered.

Position:	Your position will be VP - Chief Human Resources Officer, reporting to the CEO with the duties and responsibilities generally associated with such position, and such other reasonable additional responsibilities as may be added from time to time by the Company.

Base Compensation:	Your position is exempt from overtime payment under the Fair Labor Standards Act, with a semi- monthly compensation rate of seven thousand nine hundred sixteen dollars and sixty-six cents (USD $7,916.66). This is an annual compensation of one hundred ninety thousand dollars (USD $190,000) payable in twenty-four equal installments at the 15th and the last day of each month.

Signing Bonus:	You will receive a $20,000 “signing bonus” payable upon the effective date of your new position.

Bonus:	You are eligible to participate in the Company’s Corporate Incentive Plan. Currently, under the plan, your target annual discretionary incentive is twenty-eight percent (28%)(1) of your base compensation and you can potentially earn up to 150% of the 28% target annual discretionary incentive.

601 108th Avenue NE, Bellevue WA98004 Phone: 425-957-6200

Any bonus granted shall be prorated for time worked in the position during the bonus period and you must be an active employee on the date the bonus is paid. Full terms of the plan will be provided to you in the Company’s Incentive Plan document, which is subject to change at any time in the Company’s sole and absolute discretion

Restricted Stock:	You are eligible for an award of one hundred fifty thousand (150,000) shares of restricted stock, with a vesting schedule stated in the restricted stock award agreement. The shares will be granted at the August 2009 Meeting of the Compensation Committee of the Motricity Board of Directors. For vesting schedule purposes, the commencement of any vesting shall be retroactive to the Effective Date of your employment with the Company. All of these shares are granted according to the 2004 Stock Option Plan of Motricity, Inc., including the vesting provisions thereto and are subject to approval by the Motricity Board of Directors.

Performance Reviews/ Annual Merit Increases:

The Company may require managers to conduct formal employee performance reviews annually. The performance period runs from January 1 through December 31. The Company may award discretionary annual merit increases, based on the employee’s review score and current position in the assigned salary range. Merit increases, if granted, generally are effective March 1st following the performance period and are prorated for your time of employment if you were hired after the beginning of the performance period. Merit increase awards are at the sole discretion of the Company.

Benefits:	As a full-time regular employee, you will be eligible for participation the Motricity Welfare Benefits Plans. The cost of participating in the plans (if any) will depend upon the type of benefit and level of coverage you elect. At this time the Motricity benefits offered includes:

¡ Group health insurance

¡ Health Insurance Premium Conversion Privileges

¡ Employee Assistant Program

¡ FSA: Medical Savings Account

601 108th Avenue NE, Bellevue WA98004 Phone: 425-957-6200

¡ FSA: Dependent Care Reimbursement

¡ HSA: Health Savings Account

¡ Group dental insurance

¡ Group vision insurance

¡ Life Insurance and Accidental Death and Dismemberment (AD&D): 2x’s your annual salary not to exceed $800,000

¡ Voluntary Life & AD&D for Employee and Dependents

¡ Long term disability – Employer Paid

¡ Short term disability – Employer Paid

¡ 401(k) retirement savings

¡ Eight (8) paid holidays plus two floating holidays

¡ Fifteen (15) accrued Paid Time Off (PTO) days

¡ Five (5) sick days prorated your first year of hire

¡ Health Club Membership at $30 per month

¡ N.B.: Parking is available in the Bellevue Office building to all employees at a monthly cost of $175.00

Effective Start Date:	Should you accept our offer the effective date of your new position will be June 15, 2009 (the “Effective Date”).

Employment at Will:	Employment with Motricity is “At Will”. This means that you may resign, or the Company may terminate your employment with or without cause, and with or without notice at any time.

Company Policies:	You agree to comply with all the policies of the Company, including, without limitation, such policies with respect to confidentiality, legal compliance, conflicts of interest, business ethics, travel, vacation, and sexual harassment, as are from time to time in effect. You will also be subject to the terms and conditions of the Company’s Employee Handbook and general Management Policies, copies of which will be provided to you upon your commencement of employment.

Covenant Not to Compete:

For a period of six (6) months following the last day of employment with the Company, you shall not, either directly or indirectly, as principal, agent, owner, employee, partner, investor, shareholder (other than solely as a holder of not more than one percent (1%) of the issued and outstanding shares of any public corporation), consultant, advisor or

601 108th Avenue NE, Bellevue WA98004 Phone: 425-957-6200

otherwise howsoever own, operate, carry on or engage in the operation of or have any financial interest in or provide, directly or indirectly, financial assistance to or lend money to or guarantee the debts or obligations of any Person carrying on or engaged in any business that is a competitor with the business conducted by the Company or any of its subsidiaries, whether with respect to customers, sources of supply or otherwise.

You covenant and agree with the Company that during your employment with the Company and for two (2) years thereafter you shall not directly, or indirectly, for yourself or for any other Person: (i) solicit, interfere with or endeavor to entice away from the Company or any of its subsidiaries or affiliates, any customer or client; (ii) attempt to direct or solicit any customer or client away from the Company or any of its subsidiaries or affiliates; or (iii) interfere with, entice away or otherwise attempt to induce any employee of the Company or any of its affiliates to terminate his/her employment with the Company or any of its affiliates.

You represent to and agree with the Company that the enforcement of the restrictions contained in this offer letter and in the Company’s Non-Disclosure, Noncompetition, and Intellectual Property Protection Agreement (the “Non-Disclosure Agreement”) are necessary to protect the proprietary rights of the Company and the confidential information described in the Non-Disclosure Agreement. Notwithstanding the foregoing, you further agree that the aforementioned representations would not be unduly burdensome to you and that such restrictions are reasonably necessary to protect the legitimate interests of the Company.

You also agree that the remedy of damages for any breach by you of the provisions of either this offer letter or the Non-Disclosure Agreement may be inadequate and that the Company shall be entitled to injunctive relief, without posting any bond, and you agree not to oppose granting of such relief on the grounds that the damages would adequately compensate the Company. These agreements constitute an independent and separable covenant which shall be enforceable notwithstanding any right or remedy that the Company may have under any other provision of this agreement or otherwise.

601 108th Avenue NE, Bellevue WA98004 Phone: 425-957-6200

Confidentiality and Non-Disclosure Agreement:

You will be subject to the Company’s Nondisclosure, Noncompetition, and Intellectual Property Protection Agreement that is enclosed with this letter and must be signed and returned before employment can begin.

Exclusive Full-Time Engagement:

You acknowledge, agree and understand that the implementation and performance of the Company’s business plan is a critical and time sensitive process and that full and complete implementation of the business plan is essential to the long-term survival, continuation and preservation of the business of the Company and that any termination by you of your performance of your duties hereunder will result in substantial costs and damages to the Company. During the term of your employment, you shall devote your time, attention and efforts, on a Full-Time basis at the Company’s Bellevue headquarters or on Company approved business travel to the business and affairs of the Company and shall use your best efforts to achieve the full and complete implementation of the Company’s business plan. During your employment with the Company, you shall not serve as a member of a board or similar governing body without the prior approval of the Chairman & Chief Executive Officer and provided that such activities in connection with such service (i) do not conflict or interfere with the performance of your duties and responsibilities hereunder; (ii) do not violate or potentially violate any law; and (iii) take place only during PTO days. Notwithstanding the foregoing, you agree that, in the event that the Company determines, in its sole and exclusive judgement, but acting reasonably under the circumstances, that you are, or will likely be, engaged in, or about to engage in, any activity or activities that could violate the aforementioned provisions, the Company may require that you resign, discontinue, and/or recuse yourself from such activities.

601 108th Avenue NE, Bellevue WA98004 Phone: 425-957-6200

Employee Covenants:	You covenant and represent that (i) you are not a party to any contract, commitment or agreement, nor are you subject to, or bound by, any order, judgment, decree, law, statute, ordinance, rule, regulation or other restriction of any kind or character, which would prevent or restrict you from entering into and performing your obligations under this offer letter; (ii) you are free to enter into the arrangements contemplated herein; (iii) you are not subject to any agreement or obligation that would limit your ability to act on behalf of the Company; and (iv) your termination of your existing engagements, your entry into the engagement contemplated herein and your performance of your duties in respect thereof, will not violate or conflict with any agreement or obligation to which you are subject. You have delivered to the Company true, complete and unaltered copies of any currently effective Non-Disclosure Agreement, to which you are subject.

Complete Agreement:	This offer letter and Non-Disclosure Agreement constitute the entire agreement between the parties with respect to the subject matter hereof and supersedes all previous written, and all previous or contemporaneous oral negotiations, understandings, arrangements, and agreements, and may be amended, modified or changed only by a written instrument executed by you and the Company.

For the avoidance of doubt, service for eligibility and vesting purposes under all of the Company’s plans and programs (including those outlined in this offer letter) will be counted from your Effective Date.

Please acknowledge your acceptance of this offer by signing below and returning it to Richard Leigh, Esq. by Friday, May 28th, 2009. If you do not sign and return an unaltered offer letter by the aforementioned date, this offer will be rescinded and will no longer be offered.

Sincerely,

/s/ Ryan Wuerch
Ryan Wuerch
CEO/Chairman

601 108th Avenue NE, Bellevue WA98004 Phone: 425-957-6200

Accepted:

/s/ Chris Dorr	Date:	6/16/2009
Chris Dorr

(1) For the 2009 Plan year, the Corporate Incentive Plan is budgeted to payout at 70% of target upon achievement of Company goals

601 108th Avenue NE, Bellevue WA98004 Phone: 425-957-6200